Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-69165, 333-81593, 333-42340, 333-58420, 333-58422, 333-116641, 333-139284, and 333-169691 on Form S-8 of our reports dated March 9, 2012, relating to the consolidated financial statements of InfoSpace, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the acquisition of TaxACT Holdings, Inc. and subsidiary) and the effectiveness of InfoSpace, Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of InfoSpace, Inc. for the year ended December 31, 2011.

/s/ DELOITTE & TOUCHE LLP

Seattle, Washington

March 9, 2012